Exhibit 3.1

GENO LLC

EIGHTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Eighth Amended and Restated Limited Liability Company Agreement (the “Agreement”), effective as of September 20, 2013 (the “Effective Date”), is entered into by and among the Persons identified as Members in the Register of Members (each referred to individually as a “Member” and collectively as the “Members”) and the Managers (as defined below).

WHEREAS, GeNO LLC (the “Company”) has been formed pursuant to the Delaware Limited Liability Company Act (the “Act”) by the filing on March 13, 2006 of a Certificate of Formation (as such Certificate may be amended from time to time, the “Certificate of Formation”) in the office of the Secretary of State of the State of Delaware;

WHEREAS, the operating agreement of the Company has previously been amended and restated as of November 10, 2006, January 14, 2007, February 28, 2007, July 11, 2007, August 7, 2007, January 11, 2009 and April 10, 2010;

WHEREAS, the Members desire to amend and restate in its entirety the Seventh Amended and Restated Limited Liability Company Agreement of the Company, as amended, to among other things (a) authorize the issuance of a new class of equity securities to be called Series A Preferred Shares; (b) reflect that the Board of Managers has, as of the date hereof, substituted each issued and outstanding Incentive Common Share under the 2007 Plan that qualifies as a “profits interest” for (i) a number of Common Shares having a fair market value equal to that of an equivalent number of Common Shares minus the aggregate distribution threshold of such Incentive Common Shares and (ii) options to purchase a number of Common Shares equal to the number of additional Common Shares, if any, that would have been substituted for such Incentive Common Shares if the applicable distribution threshold of such Incentive Common Shares had been zero under the 2007 Plan; and (c) enumerate certain steps that may be taken by the Company and the Members in connection with a potential conversion to a corporation in connection with an initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission (an “Initial Public Offering”); and

WHEREAS, capitalized terms used herein, and not otherwise defined herein, have the meanings ascribed to them in Appendix I annexed hereto, incorporated herein and made a part hereof;

NOW, THEREFORE, in consideration of the mutual covenants herein expressed, the parties hereto hereby agree as follows:

1. Principal Office; Registered Office and Registered Agent. The principal office of the Company shall be 45 First Avenue, Waltham, Massachusetts 02451. The fax number for the Company shall be (321) 785-2605. The name and address of the registered agent of the Company for service of process pursuant to the Act shall initially be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, and the Company’s registered office in the State of Delaware shall be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Board of Managers may, upon compliance with the applicable provisions of the Act, change the Company’s principal office, its registered office or registered agent from time to time, all as determined by the Board of Managers.

2. Purpose. The Company is formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, advisable, convenient or incidental thereto. The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Act.

3. Management.

(a) Authority of Board of Managers. Except as otherwise required by the Act or other applicable law, the Board of Managers shall have the authority to (i) exercise all the powers and privileges granted to a limited liability company by the Act or any other law or this Agreement, together with any powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the business, trade, purposes or activities of the Company in the State of Delaware or in any other jurisdiction in which the Company shall conduct business and (ii) take any other action not prohibited under the Act or other applicable law; and, except as provided in this Agreement, no Member acting in its capacity as a Member shall have any authority, power or privilege to act on behalf of or to bind the Company. Without limiting the foregoing, the Board of Managers shall have the authority to appoint such persons as it may select from time to time to administer the Incentive Common Share Plan.

(b) Designation of Managers. There shall be up to seven (7) managers (each, a “Manager”) of the Company. For purposes of this Agreement, the term “Board of Managers” shall mean the Managers of the Company in the aggregate acting as the governing body of the Company. The Managers shall be appointed by a Majority in Interest of the Members. As of the Effective Date, the Managers shall be David Fine, Kurt Dasse, Theo Melas-Kyriazi and Steven Shulman.

(c) Removal of Managers. The Board of Managers or a Majority in Interest of the Members may at any time remove any or all of the Managers then serving on the Board of Managers for any or no reason, and with or without cause.

(d) Vacancies. Any vacancy caused by the removal or resignation of any Manager shall be filled by the Board of Managers or a Majority in Interest of the Members.

(e) Resignations. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Company.

(f) Meetings. The Company will give each Manager at least two (2) business days prior notice of the time and place of any regular meeting and at least twenty-four (24) hours prior notice of the time and place of any special meeting, and will permit each Manager to participate in any regular or special meeting by telephone.

(g) Actions of Board of Managers. Except as otherwise provided in this Agreement, the Board of Managers shall have the exclusive right and power to make all decisions and to take all actions on behalf of the Company. All decisions or actions to be made or taken by the Board of Managers shall require the affirmative vote of more than half of the Managers (the “Consent of the Board of Managers”). No Manager, in his or her capacity as a Manager of the Company, may execute any agreement, contract, instrument or other document on behalf of the Company and bind the Company in respect thereof, except as authorized by the Board of Managers.

(h) Action by Written Consent of the Board of Managers. Any action that may be taken at a meeting of the Board of Managers may be taken without a meeting if a consent in writing, setting forth the action to be taken, shall be signed by more than half of the Managers. Any Manager who has not signed such written consent shall be given prompt written notice of the action taken by such written consent. Such consent shall have the same force and effect as a vote of the signing Managers at a meeting duly called and held pursuant to Section 3(f).

(i) Transactions with Affiliates.

(A) The Board of Managers may cause the Company to enter into one or more agreements, leases, contracts or other arrangements for the furnishing to or by the Company of goods, services or space with any Member, Manager or an Affiliate thereof, and may pay compensation thereunder for such goods, services or space, provided, that in each case the terms of any such arrangement shall be in writing and the Board of Managers shall have determined in good faith that the terms of such arrangement is in, or not opposed to, the best interests of the Company. To the maximum extent permitted by law, any payments to a Member pursuant to such an arrangement shall be treated as a “guaranteed payments” to which the provisions of Section 707(c) of the Code applies.

(B) No Manager, officer or Member of the Company shall be deemed to have violated any fiduciary duty to the Company or any Member by reason of a contract or transaction between such Person and the Company or in which such Person has a direct or indirect interest if the material facts as to such Person’s relationship to or interest in such contract or transaction are disclosed or are known to the Board of Managers, and the Board of Managers authorizes such contract or transaction by the affirmative vote of a majority in number of the disinterested Managers.

(j) Appointment of Officers and Other Agents. The Board of Managers hereby appoints the following agents of the Company:

Executive Chairman and Chief Scientific Officer	David Fine
President and Chief Executive Officer	Kurt Dasse
Chief Financial Officer and Treasurer	Anthony Loumidis
Secretary	Jack Whiting

Such officers and/or other agents of the Company may be terminated and/or appointed at any time by the Board of Managers, and the Board of Managers may specify the duties delegated to any agent(s) from time to time. Agents so appointed may be referred to as officers of the Company. Each agent shall perform his or her duties hereunder in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company.

(k) Authority of Officers and Other Agents. Unless the authority of the agent designated as the officer in question is limited in the document appointing such officer or is otherwise specified by the Board of Managers, the Board of Managers hereby delegates to each appointed officer the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for the Delaware corporation in the absence of a specific delegation of authority; provided, however, that no such appointment by the Board of Managers shall by itself cause any Manager to cease to be a “manager” of the Company within the meaning of the Act or this Agreement or restrict the ability of any Manager to exercise the powers so delegated.

(l) Board of Managers Reliance. Each Manager shall perform his or her duties hereunder in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. Each Manager shall be entitled to rely, in the performance of such duties, on information, opinions, reports or statements, including financial statements, in each case prepared by one or more agents or employees, counsel, public accountants or other Persons employed by the Company, as to matters that such Managers believe to be within such Persons’ special competence.

(m) Actions of the Members. All decisions or actions to be made or taken by the Members shall require the affirmative vote of a Majority in Interest of the Members.

(n) Action by Written Consent of the Members. Any action that may be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action to be taken, shall be signed by a Majority in Interest of the Members. Such consent shall have the same force and effect as a vote of the signing Members at a meeting duly called and held.

(o) Adoption of Incentive Common Share Plan. The Board of Managers adopted on August 7, 2007, and the Members ratified on August 7, 2007 the Incentive Common Share Plan of the Company and authorized any Committee or Designated Officer (as such terms are defined in such Plan) to issue Incentive Common Shares thereunder from time to time subject to such conditions and restrictions, including without limitation vesting provisions, as it may deem necessary or appropriate. Each Member acknowledges that the Board of Managers adopted an amendment to the Incentive Common Share Plan of the Company on or about the date hereof for the purpose of permitting the Company to issue options to purchase Common Shares (in addition to Incentive Common Shares). Each Member hereby ratifies the Incentive Common Share Plan, as amended as of the date hereof.

4. Capital Contributions; Members; Capital Accounts; and Liability of Members.

(a) CyTerra Assets. At the time of its initial formation as a wholly-owned subsidiary of CyTerra Corporation (“CyTerra”), CyTerra transferred to the Company, in exchange for all of the Company’s outstanding equity interests, assets of CyTerra related to the so-called GENO business.

(b) Members.

(i) Initial Capital Contributions. On or about March 21, 2006, CyTerra distributed all of the Common Shares to CyTerra stockholders and option holders (treating each holder of an option to acquire shares of stock in CyTerra as if such option holder held the number of shares of stock in CyTerra to which such option relates) pro rata to the outstanding shares of CyTerra (including such optioned shares) and those distributees that executed a counterpart signature page to this Agreement became Members of the Company (each, an “Initial Member”). Each Initial Member is deemed to have made an initial capital contribution (an “Initial Capital Contribution”) in an amount equal to the product of (X) the number of Common Shares distributed to such Initial Member on or about March 21, 2006 and (Y) $3.939.

(ii) Additional Capital Contributions. No Member is required to make any additional capital contributions (each, an “Additional Capital Contribution”) to the Company. It is acknowledged and agreed that from approximately September 1, 2006 through the Effective Date, certain Members made Additional Capital Contributions to the Company. Except as described in this Section 4, no other person has made any capital contribution to the Company. Any Additional Capital Contributions made by any Member shall be properly reflected on the books and records of the Company.

(iii) Prior Grants of Incentive Common Shares. Prior to the date on which the Incentive Common Share Plan was adopted by the Board of Managers, certain Incentive Common Shares were issued to various individuals and the operating agreement of the Company was amended and restated to reflect such issuance. In connection with the adoption of such Plan by the Company, with the consent of such individuals their Incentive Common Shares have been made subject to the terms and conditions of that Plan and of their respective Participation Agreements.

(iv) Share Split. The Company effectuated a share split of all outstanding Common Shares of the Company pursuant to which each Common Share issued and outstanding immediately prior to January 11, 2009 (the “Split Effective Date”), as of the Split Effective Date became equal to 25 Common Shares. By way of example, a Member owning 100 Common Shares immediately prior to the Split Effective Date owned 2,500 Common Shares as of the Split Effective Date.

(v) Authority to designate Incentive Common Shares not intended to qualify as so-called “profits interests.” The Board of Managers is hereby authorized to issue Incentive Common Shares from time to time in its sole discretion to individuals performing services on behalf of the Company and to designate such Shares as Shares that are not intended to qualify as so-called “profits interests.” The Participation Agreement issued to any such service provider in connection with the issuance of such Shares shall state (A) such Shares are not intended to constitute “profits interests,” (B) the amount that, in the good faith judgment of the Board of Managers, would be distributable to such service provider with respect to the Incentive Common Shares upon a hypothetical liquidation of the Company immediately following the grant of such Incentive Common Shares, and (C) the Company and such service provider shall report such amount as compensation income to the service provider for federal, state and local income tax purposes. The amount the service provider is required to report as taxable income in the year of issuance of the Incentive Common Shares shall be treated as if it were an Additional Capital Contribution for all purposes under this Agreement, including without limitation for the purpose of determining the amount distributable to such service provider pursuant to Section 6(a)(i) hereof.

(vi) Series A Preferred Shares. The Board of Managers is hereby authorized to issue an unlimited number of Series A Preferred Shares from time to time. Series A Preferred Shares may be issued to any Person for any such consideration as the Board of Managers may determine from time to time. Upon issuance, a holder of such Series A Preferred Shares shall be admitted as a Member of the Company, to the extent not already a Member, upon their execution of an instrument or agreement evidencing their agreement to be bound by this Agreement.

(vii) During the term of this Agreement, the Company shall not issue any Shares to any Person (other than a Person which is already a Member hereunder or other than pursuant to the Incentive Common Share Plan) unless such Person agrees in writing to be bound by all of the provisions of this Agreement by execution of a counterpart signature page substantially in the form attached hereto as Exhibit A.

(c) Capital Accounts. A separate capital account (each, a “Capital Account”) shall be established for each Member and shall be maintained in accordance with applicable regulations (“Treasury Regulations”) under the Internal Revenue Code of 1986, as amended (the “Code”).

(d) Liability of Members. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company by reason of being a member of the Company. No Member shall be required to lend any funds to the Company. The liability of each Member for the losses, debts and obligations of the Company shall be limited to its capital contributions theretofore made to the Company by such Member (or its predecessor in interest) which have not been previously repaid to or withdrawn by such Member (or its predecessor in interest) in accordance with the terms of this Agreement. No Member shall have any liability to restore any negative balance in its Capital Account.

(e) Admission of Additional Members. Subject to any restrictions or other applicable procedures imposed by Section 8 hereof, the Board of Managers, without approval of the

Members, may admit additional members to the Company on such terms and conditions as it may specify, including without limitation, such terms and conditions as are reasonably necessary to cause any additional member(s)’s equity interests to be so-called “profits interests” for federal income tax purposes. In connection with any such admission (exclusive of any such admission arising pursuant to the Incentive Common Share Plan), including any admission due to a Transfer of all or part of a Share under Section 8 hereof, the provisions of this Agreement, including without limitation the provisions of Sections 6 and 7, and the Register of Members shall be amended by the Board of Managers to reflect such terms and conditions and the inclusion of the additional Member(s).

5. Return of Contributions. No Member shall have the right to withdraw or to be repaid any capital contributed by it or to receive any other payment in respect of such Member’s Shares, including without limitation as a result of the withdrawal or resignation of such Member from the Company, except as specifically provided in Section 6 hereof.

6. Distributions.

(a) In General. Except as provided in Section 6(c), all distributions (including without limitation distributions upon a Liquidation Event) shall be made to each Member at such times as shall be determined by the Board of Managers in its sole discretion, in the following order of priority:

(i) first, to the Members who hold Series A Preferred Shares, pro rata per Series A Preferred Share, until each holder of Series A Preferred Shares has received under this Section 6(a)(i) an aggregate amount per Series A Preferred Share equal to the Original Series A Purchase Price (to the extent not previously distributed to such Members pursuant to this Section 6(a));

(ii) second, to the Members who hold Common Shares and have made Additional Capital Contributions, pro rata per Common Share to the extent of any Additional Capital Contributions not previously distributed to such Members pursuant to this Section 6(a), in the following order of priority:

(A) Additional Capital Contributions made with respect to Common Shares issued in the Fourth Share Subscription, as set forth in Appendix II, and the amount reported by the Company for federal income tax purposes as the fair market value of Common Shares issued for services (other than Incentive Common Shares designated as “profits interests”) from and after the Fourth Share Subscription;

(B) Additional Capital Contributions made with respect to Common Shares issued in the Third Share Subscription, as set forth in Appendix II, and the amount reported by the Company for federal income tax purposes as the fair market value of Common Shares issued for services (other than Incentive Common Shares designated as “profits interests”) from and after the Third Share Subscription and prior to the Fourth Share Subscription;

(C) Additional Capital Contributions made with respect to Common Shares issued in the Second Share Subscription, as set forth in Appendix II;

(D) Additional Capital Contributions made with respect to Common Shares issued in the First Share Subscription, as set forth in Appendix II;

(iii) third, to the Members who hold Common Shares and have made Initial Capital Contributions, pro rata per Common Share to the extent of any Initial Capital Contributions not previously distributed to such Members pursuant to this Section 6(a); and

(iv) thereafter, to the Members, pro rata per Share (including all Common Shares, all Incentive Common Shares and all Series A Preferred Shares); provided, however, that any distributions to the holder of any Incentive Common Share shall be subject to the specific provisions of the Incentive Common Share Plan.

(b) Distributions of Cash and Other Property. Except as the Board of Managers may otherwise determine, all distributions to Members shall be made in cash. If any assets of the Company are distributed in kind, such assets shall be distributed on the basis of their fair market value as determined by the Board of Managers. Any amounts not distributed upon liquidation of the Company pursuant to Section 6(a) hereof on account of expenses and reserves shall serve to reduce the distributions made to each Member pursuant to Section 6(a) hereof in a manner reasonably determined by the Board of Managers. Any such reserves as remain after payment of contingent liabilities shall be distributed to the Members in the manner in which they served to reduce the distributions thereto.

(c) Tax Distributions. In the event that the cumulative amount of distributions made to a Member pursuant to Section 6(a) hereof for any fiscal year of the Company is less than the cumulative amount of distributions that would have been made pursuant to this Section 6(c) to such Member in respect of such fiscal year, then the Board of Managers shall, to the extent of the cash then available to the Company (after taking into account reasonable reserves for anticipated future expenditures), make a distribution (a “Tax Distribution”) to such Member not later than the date specified below, in an amount sufficient to cause the cumulative amount of distributions made to such Member pursuant to Section 6(a) and this Section 6(c) with respect to such fiscal year to equal the following amounts as of the end of the calendar month preceding each of the following specified dates: (1) prior to the tenth day of April in an amount equal to 1/4 of such Member’s Estimated Tax Liability as of March 31; (2) prior to the tenth day of June in an amount equal to 1/2 of such Member’s Estimated Tax Liability as of May 31; (3) prior to the tenth day of September in an amount equal to 3/4 of such Member’s Estimated Tax Liability as of August 31; and (4) prior to the tenth day of January of the following fiscal year of the Company in an amount equal to such Member’s Estimated Tax Liability as of December 31 of the immediately preceding fiscal year of the Company. For purposes of this Section 6(c), a “Member’s Estimated Tax Liability” means the product of (i) the taxable income of the Company properly allocable to such Member, determined without regard to any income, gain, loss or deduction attributable any “built-in gain” within the meaning of (and the elimination of any book-tax disparity related thereto pursuant to) Code Section 704(c), for the then current fiscal year of the Company (except that the January distribution shall be for the prior fiscal year), as projected from time to time in good faith by the Board of Managers, multiplied by (ii) the Tax Distribution Rate; provided, however, that the Tax Distribution payable to such Member for a fiscal year of the Company (or portion thereof) shall be reduced to reflect net losses and deductions (i.e., the excess of losses and deductions over income and gains) and credits allocated by the Company to such Member generally for federal income tax purposes in any and all earlier periods (except to the extent previously applied to reduce a Tax Distribution or to the extent the carryforward period for such losses or credits has expired). For purposes of this Section 6(c), the “Tax Distribution Rate” shall initially mean such percentage as may be approved by the Board of Managers from time to time as the approximate highest current marginal combined federal and state income tax rate applicable to an individual domiciled in the state in which the Member (or its respective equityholders) are domiciled, taking into account the character of the income (such as ordinary income or capital gains) as reasonably determined by the Board of Managers (determined after giving effect to the deduction (if allowable) of state income taxes for federal income tax purposes). Any amount distributed to a Member pursuant to this Section 6(c) shall be advances of amounts otherwise distributable to such Member under the provisions of Section 6 hereof. Notwithstanding the foregoing, no Tax Distributions shall be made in connection with the liquidation of the Company or with respect to any proceeds realized by the Company upon any transaction (other than in the ordinary course of business of the Company) at the time of or in connection with such liquidation.

(d) Withholding of Taxes. If the Company incurs a withholding tax obligation with respect to the share of income allocated to any Member, (i) any amount which is (A) actually withheld from a distribution that would otherwise have been made to such Member and (B) paid over in satisfaction of such withholding tax obligation shall be treated for all purposes under this Agreement as if such amount had been distributed to such Member, and (ii) any amount which is so paid over by the Company, but which exceeds the amount, if any, actually withheld from a distribution which would otherwise have been made to such Member, shall be treated as an interest-free advance to such Member. Amounts treated as advanced to any Member pursuant to this Section 6(d) shall be repaid by such Member to the Company within 10 days after notice to such Member from the Board of Managers or from any other Member making demand therefor. Any amounts so advanced and not timely repaid shall bear interest, commencing on the expiration of such 10-day period, compounded monthly on unpaid balances, at an annual rate equal to the sum of the “applicable federal rate” as defined in Code Section 1274(d) for short-term loans as of such expiration date. The Company shall be entitled to collect any unpaid amounts from any Company distributions that would otherwise be made to such Member.

7. Allocations and Certain Tax Matters.

(a) Allocations of Income, Gain, Deduction and Loss. All items of income, gain, deduction and loss of the Company as determined for federal income tax purposes shall be allocated among the Members, and shall be credited or debited to their respective Capital Accounts in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv), so as to ensure to the maximum extent possible that such allocations satisfy the economic effect equivalence test of Treasury Regulation Section 1.704-1(b)(2)(ii)(i). In accordance therewith, all items that can have economic effect shall be allocated in such a manner that the balance of each Member’s Capital Account at the end of any taxable year of the Company (increased by the sum of (i) such Member’s “share of partnership minimum gain” as defined in Treasury Regulation Section 1.704-2(g)(1) plus (ii) such Member’s “share of partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(5)) would be positive in the amount of cash that such Member would receive if the Company sold all of its assets for an amount of cash equal to the book value (as determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(g)) of such assets (reduced, but not below zero, by the amount of nonrecourse debt to which property is subject) and all of the cash of the Company remaining after payment of all liabilities (other than nonrecourse liabilities) of the Company were distributed in liquidation of the Company immediately following the end of such taxable year pursuant to Section 6(a) hereof. All items of income, gain, deduction and loss that cannot have economic effect (including nonrecourse deductions) shall be allocated in accordance with each Member’s interest in the Company (i.e., the “partner’s interest in the partnership” within the meaning of Code Section 704(b) and the Treasury Regulations thereunder) which, unless otherwise required by Code Section 704(b) and the Treasury Regulations thereunder, shall be in the proportion that such Member’s number of Shares bears to the aggregate number of then-outstanding Shares.

(b) Relationship between Book and Tax Allocations. Items of income, gain, deduction and loss for purposes of determining the Members’ Capital Accounts (that is, for “book purposes”) shall be determined using the same methods of accounting used by the Company in determining such items for federal income tax purposes. All items of income, gain, deduction, loss or credit for tax purposes shall be determined in accordance with the Code and, except to the extent otherwise required by the Code, shall be allocated to and among the Members in the same percentages in which the Members’ share in corresponding book items are allocated to their Capital Accounts.

(c) Certain Allocations with Respect to Contributed Property. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, items of depreciation, amortization, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial book value, such allocation to be made by the Board of Managers in accordance with any permissible method under applicable Treasury Regulations.

(d) Tax Elections. Any elections or other decisions relating to allocations of income, gain, deduction, loss or credit hereunder or any other tax elections (including elections under Code Section 754) that must be made at the Company level (as opposed to by the Members) shall be made (or not made) by the Board of Managers in its sole discretion.

(e) Shares Held During Portion of Taxable Year. For purposes of determining the income, gain, loss, deduction or credit, or any other items allocable to any period, such items shall be determined on a daily, monthly or other basis as determined by the Board of Managers using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

(f) Safe Harbor Valuation Election. Notwithstanding any provision of this Agreement to the contrary, the Board of Managers, without the consent of any Member, is hereby authorized to elect, on behalf of the Company and each of the Members, to make the “safe harbor election” (the “Safe Harbor Valuation Election”) described in Internal Revenue Service Notice 2005-43 (the “IRS Notice”) pursuant to which each “safe harbor partnership interest” (as defined in the IRS Notice) that is transferred by the Company to a service provider (including, without limitation, any Person that is an indirect member of the Company) while the election is in effect, in connection with services provided to the Company or any Affiliate of the Company, will be treated as having a value equal to the “liquidation value” of such interest as determined in the manner described in the IRS Notice. The Board of Managers is directed to make the Safe Harbor Valuation Election after the revenue procedure proposed in the Notice is issued in final form, and may, in its discretion, make such an election or a similar election if such revenue procedure (or guidance of a similar nature) is ultimately issued by the Internal Revenue Service in modified form. The Safe Harbor Valuation Election will be binding on the Company and each Member (including any Person to whom a Common Share is transferred in connection with the performance of services) with respect to each transfer of such a “safe harbor partnership interest” while such election is in effect. The Company and each Member (including any service provider receiving a Common Share, including an Incentive Common Share, in connection with the performance of services) agree to comply with any reasonable request of the Board of Managers that, in the Board of Managers’ good faith judgment, is necessary to comply with the requirements of the Safe Harbor Valuation Election described in the proposed revenue procedure, as incorporated in the anticipated revenue procedure or other guidance issued in final form, with respect to all Common Shares that are transferred in connection with the performance of services while such election remains in effect. Such Safe Harbor Valuation Election will remain in effect until terminated in accordance with the rules set forth in the anticipated Internal Revenue Service guidance described in the IRS Notice as ultimately issued. The Board of Managers is further authorized, in its discretion and without the consent of any Member, to revoke a Safe Harbor Valuation Election previously made on behalf of the Company and each of its Members; provided that such revocation may be made only with the written consent of each Member providing services to the Company with respect to whom such revocation would result in an inclusion in such Member’s income in connection with the transfer of a Common Share to such Member, or in other adverse tax consequences to such Member.

(g) Consistent Reporting. The Members are aware of the income tax consequences of the allocations made by this Section 7 and hereby agree to be bound by the provisions of this Section 7 in reporting their distributive share of Company income and loss for income tax purposes.

8. Restrictions on Transfers and Issuances of Shares.

(a) Restrictions in General. From the Effective Date through the closing date of an Initial Public Offering, except for a Permitted Transfer, no Member shall directly or indirectly Transfer all or any portion of its Shares to any Person; provided, however, that The Medicines Company, a Delaware corporation (“MDCO”), shall have the right to Transfer its Shares, without the Consent of the Board of Managers and without any other required consent or restriction, to any third party in connection with the sale, assignment or transfer of all, or substantially all, of the business and assets of MDCO, whether by merger, consolidation, purchase of outstanding securities, purchase of assets or otherwise. From and after the closing date of an Initial Public Offering, each Member shall comply with the restrictions on transfer set forth on Exhibit B hereto. Without limiting the foregoing, any proposed Transfer must satisfy the following conditions: (i) the transferor and/or transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of the Board of Managers or counsel to the Company to effect such Transfer; (ii) in all cases, the transferee shall execute an instrument becoming a party to this Agreement and agreeing to be bound by all the provisions hereof; and (iii) in all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that the Company reasonably incurs in connection with such Transfer. The transferor and transferee shall also furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Transferred Shares, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any Transferred Shares until it has received all the foregoing information and items. Any purported sale, assignment, pledge, encumbrance or other Transfer in violation of any provision of this Agreement shall be void and ineffectual and shall not operate to transfer any interest in or title to such Shares to the purported transferee.

(b) Compliance with Securities Laws. Notwithstanding anything to the contrary herein, the Company shall not issue any Shares, and no Member shall Transfer any Shares, to the extent that such issuance or Transfer would violate the Securities Act of 1933, as amended, or any other federal or state securities or blue sky laws.

(c) Publicly Traded Partnership Provisions. In order to permit the Company to qualify for the benefit of a “safe harbor” under Section 7704 of the Code or otherwise not to be classified as a publicly traded partnership within the meaning of such section, the Board of Managers shall not cause or permit any offering of interests in the Company to be registered under the Securities Act of 1933 or permit any interests in the Company to become “traded on an established securities market,” and shall withhold its consent to any Transfer that, to the Board of Managers’ knowledge, after reasonable inquiry, would otherwise be accomplished by a trade on a “secondary market (or the substantial equivalent thereof),” in each case within the meaning of Section 7704 or 469(k) of the Code and the applicable Treasury Regulations. Any Transfer as to which the Board of Managers withholds its consent in accordance with the immediately preceding sentence shall not be recognized by the Company.

9. Priorities. No Member shall have any rights or priority over any other Members as to contributions or as to distributions or compensation by way of income, except as specifically provided in this Agreement.

10. Term; Dissolution of the Company.

(a) Term. The term of the Company shall be perpetual, unless the Company is sooner dissolved as hereinafter provided.

(b) Events of Dissolution or Liquidation. The Company shall be dissolved upon the happening of any of the following events:

(i) the Consent of the Board of Managers;

(ii) a Liquidation Event; or

(iii) the entry of a decree of judicial dissolution of the Company under the Act.

Following any of the foregoing events, the Board of Managers shall proceed diligently to liquidate the assets of the Company in a manner consistent with commercially reasonable business practices.

(c) Distributions upon Liquidation. In connection with the liquidation of the Company, the assets of the Company shall be applied and distributed in the following order of priority:

(i) to creditors of the Company, including Members, in the order of priority provided by law, and the creation of a reserve of cash or other assets of the Company for contingent liabilities in an amount, if any, determined by the Board of Managers to be appropriate for such purposes; and

(ii) to the Members in accordance with the provisions of Section 6 hereof.

11. Financial and Accounting Matters.

(a) Books and Records. The Board of Managers shall keep or cause to be kept complete and accurate books and records of the Company, using the same methods of accounting that are used in preparing the federal income tax returns of the Company to the extent applicable and otherwise in accordance with generally accepted accounting principles consistently applied. Pursuant to Section 18-305(g) of the Act, the following information shall be the only information required to be furnished to the Members under the Act: (1) a current list of the full name and last known address of each Member and Manager; (2) a copy of this Agreement, any amendments thereto and the Certificate of Formation; (3) executed copies of all powers of attorney, if any, pursuant to which this Agreement, any amendment, or the Certificate of Formation has been executed; (4) copies of the Company’s financial statements and (5) the total number of Shares then outstanding, shall be maintained at the principal business office of the Company along with such other information, if any, as may be required to be made available to Members pursuant to Section 18-305 of the Act. The foregoing information shall be furnished to the Members at the principal business office of the Company for examination by any Member or Manager, or its duly authorized representative, at its reasonable request and at its expense during ordinary business hours. On or before the due date (including extensions) of the federal income tax return of the Company for each fiscal year of the Company, each Member shall be furnished with such Member’s federal Schedule K-1 for such fiscal year and any other tax information reasonably required for federal, state or local tax purposes.

(b) Bank Accounts. Bank accounts and/or other accounts of the Company shall be maintained in such banking and/or other financial institution(s) as shall be selected by the Board of Managers, and withdrawals shall be made and other activity conducted on such signature or signatures as shall be designated by the Board of Managers.

(c) Fiscal Year. Except as otherwise required by the Code, the fiscal year (and taxable year) of the Company shall end on December 31 of each year.

(d) Tax Matters Partner. David Fine shall be the “tax matters partner” of the Company for purposes of the Code until his bankruptcy, insolvency, resignation, withdrawal or the designation of his successor, whichever occurs sooner. Any subsequent “tax matters partner” shall be designated from time to time by the Board of Managers, except to the extent the Code and/or Treasury Regulations require such designation to be made in another manner.

12. Indemnity; Other Business.

(a) Indemnity. Each Member, each Manager, each officer and any other entity or individual authorized to act on behalf of the Company shall be entitled to indemnity from the Company for any liability incurred and/or for any act performed within the scope of the authority conferred, and/or for any act omitted to be performed, which indemnification shall include all reasonable expenses incurred, including reasonable legal and other professional fees and expenses; provided, however, that such Person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company.

(b) Outside Interests. The Members, each Manager, and any Affiliates of any of them may engage in and possess interests in other business ventures and investment opportunities of every kind and description, independently or with others, including without limitation serving as manager and general partner of other limited liability companies and partnerships; provided, however, that no such other business venture or investment opportunity shall be in violation of any written non-competition agreement executed between the Company and any such Member or Manager. Neither the Company nor any other Member or any Manager shall have any rights in or to such ventures or opportunities or the income or profits therefrom.

(c) Confidential Information. No Person shall use any proprietary or confidential information owned by the Company other than for the benefit of the Company, whether or not such Person is or remains a Member, Manager, Affiliate of a Member or Manager, officer, employee or other agent of the Company.

13. Drag-Along Rights.

(a) Right of Board of Managers and Members to Compel Liquidation Event. Upon the approval of a Liquidation Event by the Board of Managers and a Majority in Interest of the Members, the Company shall have the right to compel such Liquidation Event pursuant to this Section 13.

(b) Certain Obligations Relating to Liquidation Events. In connection with a Liquidation Event triggered pursuant to Section 13(a), if so demanded by the Company pursuant to Section 13(a) in writing at least ten (10) business days prior to the consummation of a Liquidation Event, which notice shall specify in reasonable detail the proposed Liquidation Event and the terms thereof, each Member hereby agrees with respect to all Shares that he, she or it holds and any other Shares over which he, she or it otherwise exercises dispositive power:

(i) with respect to any vote of the Members in connection with such Liquidation Event, (i) to be present, in person or by proxy, as a holder of Shares, at all meetings (if applicable) and be counted for the purposes of determining the presence of a quorum at such meetings; and (ii) to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of such Liquidation Event and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Liquidation Event;

(ii) in the event that the proposed Liquidation Event is to be effected by the sale of Shares, each Member agrees to sell all Shares of the Company beneficially held by such Member to the purchaser(s) of Shares participating in such Liquidation Event;

(iii) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Liquidation Event; and

(iv) to execute and deliver all related documentation in its capacity as a Member of the Company and take such other action incidental to and in support of the Liquidation Event in its capacity as a Member as shall reasonably be requested by the Company, and consistent with this Section 13(b); provided, that no Member will be required, in its capacity as a Member, to execute and deliver any document or take any action that is not also reasonably requested from each other Member participating in such Liquidation Event and holding the same class or series, as applicable, of Shares as such Member.

Notwithstanding the foregoing, no Member shall be subject to the requirements of this Section 13(b) unless (1) such Member receives with respect to his, her or its Shares the same amount of consideration per Share as every other Member participating in the transaction receives with respect to his, her or its Shares as determined by the provisions of Section 6 of this Agreement, (2) such Member is given the same option, if any, as every other holder of Shares as to the form of consideration to be received, in each case on a pro rata basis (based on the amount of consideration to be received by all of the Members), unless otherwise determined by the Board of Managers after consultation with counsel, (3) the proceeds payable to such Member in connection with such transaction are distributed to such Member in accordance with the terms of Section 6 of this Agreement, and (4) the maximum liability of such Member in connection with such transaction does not exceed the consideration payable to such Member in such transaction (other than in the case of potential liability for fraud or willful misconduct), and (4) the terms of such transaction applicable to such Member are materially no less favorable than the terms applicable to each other holder of Shares.

14. Conversion to a Corporation.

(a) Conversion. Each Member hereby acknowledges and agrees that, effective upon a determination of the Board of Managers in connection with completion of an Initial Public Offering by the Company or by a corporate successor to the Company or in such other circumstances as the Board of Managers in its sole discretion may deem advisable, the Company will be converted, through a merger, statutory conversion, formation of a holding company, exchange of securities or otherwise, without requirement of consent or agreement of any Member, into a corporation. Each Member hereby acknowledges and agrees that, prior to or in connection any such conversion, the Board of Managers of the Company may effect a split or reverse split of the Shares, on such terms as the Board of Managers determines in its discretion to be necessary, proper or convenient. Each Member hereby acknowledges and agrees that the certificate of incorporation and bylaws of such corporation may contain customary anti-takeover provisions. At the effective time of the conversion, (i) each Share will be automatically converted into one Conversion Share and (ii) each option and warrant to purchase Shares will be automatically converted into an option to purchase a certain number of Conversion Shares with an exercise price equal to the exercise price of such option or warrant immediately prior to the conversion.

(b) Cooperation. If the Board of Managers determines to effect a conversion to a corporation pursuant to Section 14(a), each Member shall (i) cooperate with the Board of Managers in all respects in such conversion and enter into any transaction required to effect such conversion, (ii) not exercise any dissenter’s rights or rights to seek an appraisal under Delaware law or otherwise in connection with the conversion, (iii) not attempt to prohibit or delay such conversion and (iv) exercise all agreements, documents and instruments reasonably requested by the Board of Managers and consistent with this Section 14.

(c) Stockholders Agreement. If the Board of Managers determines to effect a conversion to a corporation pursuant to Section 14(a), each Member shall, if requested by the Board of Managers, enter into a stockholders agreement with the Company containing operative terms that are substantially similar to the corresponding terms of this Agreement. Each Member acknowledges and agrees that each Manager has a power of attorney to execute and deliver such stockholders agreement, on behalf of such Member, pursuant to the terms of Section 16(c).

15. Conversion of Series A Preferred Shares. The holders of the Series A Preferred Shares shall have conversion rights as follows:

(a) Optional Conversion. Each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into the Applicable Number of Common Shares.

(b) Mandatory Conversion. On the earlier of (i) the effective date of the conversion of the Company to a corporation pursuant to Section 14 or (ii) the date on which more than fifty percent (50%) of the number of Series A Preferred Shares owned by all Members in the aggregate consent to such mandatory conversion, each Series A Preferred Share shall automatically convert into (x) the Applicable Number of Conversion Shares, if converted pursuant to subparagraph (i) above, or (y) the Applicable Number of Common Shares, if converted pursuant to subparagraph (ii) above, without any additional action required by the Company, the Board of Managers or any Member.

(c) Adjustments to Series A Conversion Price for Diluting Issues.

(i) No Adjustment of Series A Conversion Price. No adjustment in the Series A Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Common Shares if the Company receives written notice from the holders of a majority of the then outstanding Series A Preferred Shares agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Common Shares.

(ii) Deemed Issue of Additional Common Shares.

(A) If the Company at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Common Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series A Conversion Price pursuant to the terms of Section 15(c)(iii), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security to provide for either (1) any increase or decrease in the number of Common Shares issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series A Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series A Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (B) shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (x) the Series A Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, and (y) the Series A Conversion Price that would have resulted from any issuances of Additional Common Shares (other than deemed issuances of Additional Common Shares as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series A Conversion Price pursuant to the terms of Section 15(c)(iii) (either because the consideration per unit (determined pursuant to Section 15(c)(iv)) of the Additional Common Shares subject thereto was equal to or greater than the Series A Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series A Original Issue Date), are revised after the Series A Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security to provide for either (1) any increase in the number of Common Shares issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Common Shares subject thereto (determined in the manner provided in Section 15(c)(ii)(A)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A Conversion Price pursuant to the terms of Section 15(c)(iii), the Series A Conversion Price shall be readjusted to such Series A Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(E) If the number of Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series A Conversion Price provided for in this Section 15(c)(ii) shall be effected at the time of such issuance or amendment based on such number of Shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (B) and (C) of this Section 15(c)(ii)). If the number of Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series A Conversion Price that would result under the terms of this Section 15(c)(ii) at the time of such issuance or amendment shall instead be effected at the time such number of Shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series A Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(iii) Adjustment of Series A Conversion Price Upon Issuance of Additional Common Shares. In the event the Company shall at any time after the Series A Original Issue Date issue Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Section 15(c)(ii)), without consideration or for a consideration per share less than the applicable Series A Conversion Price in effect immediately prior to such issue, then the Series A Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Company for such issue or deemed issue of the Additional Common Shares; provided that if such issuance or deemed issuance was without consideration, then the Company shall be deemed to have received an aggregate of $.001 of consideration for all such Additional Common Shares issued or deemed to be issued.

(iv) Determination of Consideration. For purposes of this Section 15(c), the consideration received by the Company for the issue of any Additional Common Shares shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Managers; and

(3) in the event Additional Common Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Managers.

(B) Options and Convertible Securities. The consideration per Common Share received by the Company for Additional Common Shares deemed to have been issued pursuant to Section 15(c)(ii) relating to Options and Convertible Securities, shall be determined by dividing

(1) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2) the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(d) Adjustment for Splits and Combinations. If the Company shall at any time or from time to time after the Series A Original Issue Date effect a subdivision of the outstanding Common Shares, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of Common Shares issuable on conversion of each respective Series A Preferred Share shall be increased in proportion to such increase in the aggregate number of Common Shares outstanding. If the Company shall at any time or from time to time after the Series A Original Issue Date combine the outstanding Common Shares, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of Common Shares issuable on conversion of each respective Series A Preferred Share shall be decreased in proportion to such decrease in the aggregate number of Common Shares outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable on the Common Shares in additional Common Shares, then and in each such event the Series A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)	the denominator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series A Preferred Share simultaneously receive a dividend or other distribution of Common Shares in a number equal to the number of Common Shares as they would have received if all outstanding Series A Preferred Shares had been converted into Common Shares on the date of such event.

(f) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of Common Shares in respect of outstanding Common Shares) or in other property (other than distributions paid in accordance with Section 6), then and in each such event the holders of Series A Preferred Share shall receive, simultaneously with the distribution to the holders of Common Shares, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Series A Preferred Shares had been converted into Common Shares on the date of such event.

(g) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Shares (but not the Series A Preferred Shares) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 15(c), 15(e) or 15(f)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each Series A Preferred Share shall thereafter be convertible, in lieu of the Common Shares into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of Common Shares of the Company issuable upon conversion of one Series A Preferred Share immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Managers) shall be made in the application of the provisions in this Section 15 with respect to the rights and interests thereafter of the holder of the Series A Preferred Share, to the end that the provisions set forth in this Section 15 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Shares.

16. Miscellaneous.

(a) Binding Effect. Subject to the restrictions on Transfers set forth herein, the terms of this Agreement shall be binding upon and shall inure to the benefit of the Members, their respective successors, successors-in-title, heirs and assigns; and each and every successor-in-interest to any Member, whether such successor acquires Shares by way of inheritance, gift, purchase, foreclosure or any other method, shall hold such Shares subject to all of the terms and provisions of this Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto, who is a creditor of the Company (including any Member acting in its capacity as a creditor of the Company) or a creditor of any Member.

(b) Amendment. No change, modification or amendment of this Agreement shall be valid or binding unless such change, modification or amendment is made with the Consent of the Board of Managers and the consent of a Majority in Interest of the Members. Notwithstanding the foregoing, this Agreement may be amended from time to time by the Consent of the Board of Managers, without the consent of any Member: (i) to cure any ambiguity, to correct or supplement any provision hereof which may be inconsistent with any other provision hereof, or to add any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement; (ii) to preserve the status of the Company as a “partnership” for federal income tax purposes; and (iii) to amend the Register of Members to reflect the admission or withdrawal of Members as authorized by this Agreement.

(c) Power of Attorney. Each Member irrevocably grants each Manager a power of attorney to execute and delivery all agreements, documents and instruments and to take all other actions on behalf of such Member required by this Agreement should any Member fail to comply or fail to take any action required to comply with the provisions of this Agreement. The foregoing appointments and powers of attorney, each being coupled with an interest, shall not be revoked by the insolvency, bankruptcy, death, incapacity, dissolution, liquidation or other termination of the existence of the Member.

(d) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, notwithstanding any choice of law rules to the contrary.

(e) Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the Members and Managers notwithstanding that they have not signed the same counterpart.

(f) Notices. All notices under this Agreement shall be effective (i) on the fifth (5th) business day after being sent by certified mail, return receipt requested, postage prepaid, (ii) when received, if delivered by hand, (iii) the following business day after having been timely sent by reputable overnight courier service for priority, next-day delivery, or (iv) upon confirmation of receipt by the recipient after having been sent fax (but on the next business day after confirmation of receipt if such receipt is after business hours at the time and place of receipt). All such notices in order to be effective shall be in writing and shall be addressed (to the recipient’s street address or fax number, as the case may be), if to the Company at its principal office address or fax number, as the case may be, set forth in Section 1 hereof and if to a Member at the last street address or fax number, as the case may be, of record on the Company’s books, and copies of such notices shall also be sent to the last such address for the recipient which is known to the sender, if different from the address so specified. Notice addresses may be changed at any time by notice as provided in this Section 16(f).

(g) Interpretation. As used herein, the singular shall include the plural, and the masculine gender shall include the feminine and neuter, and vice-versa, unless the context otherwise requires.

(h) Entire Agreement. This Agreement, including all Schedules and Appendices attached hereto and the Certificate of Formation, which are hereby incorporated herein, embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(i) Severability. If any provision of this Agreement is held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded, and (iii) the balance of this Agreement shall be enforceable in accordance with its terms; provided, however, that this Agreement continues to reasonably and substantially reflect the intent of the parties expressed herein taking into account the exclusion of such unenforceable provision.

IN WITNESS WHEREOF, the Members and the Managers have executed this Eighth Amended and Restated Limited Liability Company Agreement as of the date first above written.

MANAGERS:

/s/ David Fine
David Fine

/s/ Kurt Dasse
Kurt Dasse

/s/ Theo Melas-Kyriazi
Theo Melas-Kyriazi

/s/ Steven Shulman
Steven Shulman

[Signature Page]

COUNTERPART SIGNATURE PAGE

TO GENO LLC

EIGHTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

The undersigned current Member of GENO LLC hereby executes that certain Eighth Amended and Restated Limited Liability Company Agreement of GENO LLC dated as of September 20, 2013 (a copy of which has been provided to the undersigned).

Name:

Signature:

Date:

[Signature Page]

EXHIBIT A

COUNTERPART SIGNATURE PAGE

TO GENO LLC

EIGHTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

The undersigned hereby agrees, effective as of the date of execution of the acknowledgement by GENO LLC below, to become a party to that certain GENO LLC Eighth Amended and Restated Limited Liability Company Agreement (the “GENO LLC Agreement”) dated as of September 20, 2013 (a copy of which has been provided to the undersigned) and as may be amended from time to time, and, for all purposes of the GENO LLC Agreement, the undersigned shall be included within the term “Member” (as defined in the GENO LLC Agreement). The undersigned acknowledges that the books and records of GENO LLC shall reflect that the undersigned holds                  [Common][Series A Preferred] Shares of GENO LLC. The address to which notices may be sent to the undersigned is as follows:

Name:
Address:

Signature:

Tax ID Number:

Date:

Receipt Acknowledged:

GENO LLC

By:
Name:
Its:	Manager
Date:

A-1

EXHIBIT B

TRANSFER RESTRICTIONS AFTER CLOSING DATE OF INITIAL PUBLIC OFFERING

Each Member hereby agrees that, during the Lock-up Period, the undersigned will not (and will cause any Family Member not to), without the prior written consent of a Book-Running Manager, which may withhold its consent in its sole discretion:

•	Sell or Offer to Sell any Shares or Related Securities currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by such Member or such Family Member,

•	enter into any Swap,

•	make any demand for, or exercise any right with respect to, the registration under the Securities Act of the offer and sale of any Shares or Related Securities, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any such registration, or

•	publicly announce any intention to do any of the foregoing.

The foregoing will not apply to the registration of the offer and sale of the Shares in the Initial Public Offering or the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Shares, provided that such plan does not provide for the transfer of Shares during the Lock-up Period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of any Member or the Company during the Lock-up Period. In addition, the foregoing restrictions shall not apply to the transfer of Shares or Related Securities (a) by gift, or by will or intestate succession to a Family Member or, (b) to a trust, partnership or limited liability company whose beneficiaries consist exclusively of one or more of such Member and/or a Family Member, (c) by distributions to members, limited partners or stockholders of such Member, (d) to such Member’s affiliates; provided, however, that in any such case, it shall be a condition to such transfer that:

•	each transferee, donee or distributee executes and delivers to the Book-Running Manager a letter agreement substantially in the form of this letter agreement (as if such transferee had been an original signatory hereto), and

•	prior to the expiration of the Lock-up Period, no public disclosure or filing under the Exchange Act by any party to the transfer (donor, donee, transferor or transferee) shall be required, or made voluntarily, reporting a reduction in beneficial ownership of Shares in connection with such transfer.

If the Member is an officer or director of the Company, such Member further agrees that the foregoing provisions shall be equally applicable to any Company-directed Shares such Member may purchase or otherwise receive in the Initial Public Offering (including pursuant to a directed share program).

Each Member also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of Shares or Related Securities held by such Member and such Member’s Family Members, if any, except in compliance with the foregoing restrictions.

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Definitions applicable to this Exhibit B:

•	“Book-Running Manager” shall mean an investment banking firm managing the Initial Public Offering.

•	“Call Equivalent Position” shall have the meaning set forth in Rule 16a-1(b) under the Exchange Act.

•	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

•	“Family Member” shall mean the spouse of the undersigned, an immediate family member of the undersigned or an immediate family member of the undersigned’s spouse, in each case living in the undersigned’s household or whose principal residence is the undersigned’s household (regardless of whether such spouse or family member may at the time be living elsewhere due to educational activities, health care treatment, military service, temporary internship or employment or otherwise). “Immediate family member” as used above shall have the meaning set forth in Rule 16a-1(e) under the Exchange Act.

•	“Lock-up Period” shall mean the period beginning on the date hereof and continuing through the close of trading on the date that is 180 days after the date of the Prospectus (as defined in the Underwriting Agreement).

•	“Put Equivalent Position” shall have the meaning set forth in Rule 16a-1(h) under the Exchange Act.

•	“Related Securities” shall mean any options or warrants or other rights to acquire Shares or any securities exchangeable or exercisable for or convertible into Shares, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into Shares.

•	“Securities Act” shall mean the Securities Act of 1933, as amended.

•	“Sell or Offer to Sell” shall mean to:

•	sell, offer to sell, contract to sell or lend,

•	effect any short sale or establish or increase a Put Equivalent Position or liquidate or decrease any Call Equivalent Position

•	pledge, hypothecate or grant any security interest in, or

•	in any other way transfer or dispose of,

in each case whether effected directly or indirectly.

•	“Shares” shall mean Common Shares, Series A Preferred Shares or Conversion Shares, as the case may be.

•	“Swap” shall mean any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of Shares or Related Securities, regardless of whether any such transaction is to be settled in securities, in cash or otherwise.

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APPENDIX I

DEFINED TERMS

Capitalized terms used in this Agreement shall have the meanings specified in this Appendix I.

“Act” has the meaning set forth in the first recital to this Agreement.

“Additional Capital Contributions” has the meaning set forth in Section 4(b)(ii) hereof.

“Additional Common Shares” means all Common Shares issued (or, pursuant to Section 15(c) below, deemed to be issued) by the Company after the Series A Original Issue Date, other than (1) the following Common Shares and (2) Common Shares deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”): (i) Common Shares, Options or Convertible Securities issued as a dividend or distribution on a Series A Preferred Share; (ii) Common Shares, Options or Convertible Securities issued by reason of a dividend, split, split-up or other distribution on Common Shares that is covered by Sections 15(d), 15(e), 15(f) or 15(g); (iii) Common Shares or Options issued to employees, managers or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board; (iv) Common Shares or Convertible Securities actually issued upon the exercise of Options or Common Shares actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; or (v) the issuance by the Company of any Exempt Shares.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is under common control with, or is controlled by, the specified Person. As used herein, the term “control” means the possession by a Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble to this Agreement, as amended from time to time.

“Applicable Number” means the number determined by dividing the Series A Original Issue Price by the Series A Conversion Price in effect at the time of such calculation.

“Board of Managers” has the meaning set forth in Section 3(b) hereof.

“Capital Account” has the meaning set forth in Section 4(c) hereof.

“Capital Contributions” means the Initial Capital Contributions and any Additional Capital Contributions.

“Certificate of Formation” has the meaning set forth in the first recital to this Agreement, as amended from time to time.

“Code” has the meaning set forth in Section 4(c) hereof.

“Common Shares” means (i) all units of limited liability company interest in the Company issued and outstanding prior to the Effective Date and (ii) all units of limited liability company interest in the Company issued and outstanding on or after the Effective Date that are not designated as “Series A Preferred Shares.” For the avoidance of doubt, any Incentive Common Shares shall be treated as Common Shares under this Agreement.

“Company” has the meaning set forth in the first recital to this Agreement.

“Consent of the Board of Managers” has the meaning set forth in Section 3(g) hereof.

“Conversion Shares” means the capital stock of the corporation into which the Company is converted pursuant to Section 14(a) and having substantially similar preferences, rights, qualifications and restrictions as pertain to the Common Shares immediately prior to such conversion.

“Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Shares, but excluding Options.

“CyTerra” has the meaning set forth in Section 4(a) hereof.

“Effective Date” has the meaning set forth in the Preamble to this Agreement.

“Exempt Shares” means: (i) the grant of options to purchase Shares and/or the issuance of Shares to employees, directors, managers, consultants or others providing services to the Company or its direct or indirect, wholly or majority owned, subsidiaries pursuant to (or pursuant to options granted under) any employee benefit or compensation plan or arrangement; (ii) the sale by the Company (or any successor) of securities in an Initial Public Offering approved by the Board of Managers; (iii) the issuance of Shares in connection with a bona fide acquisition by the Company approved by the Board of Managers whether by merger, consolidation, sale of assets, sale or exchange of securities or otherwise, or the issuance of Interests in connection with any joint venture, licensing, marketing or other business arrangement; (v) the issuance of Shares in connection with a debt financing approved by the Board of Managers; (vi) the issuance of Shares pursuant to any Share split, distribution, combination, reclassification, reorganization or similar transaction approved by the Board of Managers as a result of which there is no change in the relative percentage ownership of the holders of Shares; (vii) the issuance of Shares pursuant to the conversion of any Convertible Securities outstanding as of September 20, 2013; (viii) the issuance of Shares in connection with a strategic alliance, licensing agreement, joint venture, distribution, marketing or other corporate partnership approved by the Board of Managers; and (ix) the issuance of Shares in any transaction consented to by holders of more than fifty percent (50%) of the outstanding Series A Preferred Shares.

“Incentive Common Share” means each incentive common share issued pursuant to or otherwise subject to the provisions of the Incentive Common Share Plan, the rights and privileges of which Shares shall be as set forth in such Plan.

“Incentive Common Share Plan” means that certain Incentive Common Share Plan adopted by the Board of Managers as of August 7, 2007, as the same may be amended from time to time.

“Initial Capital Contribution” has the meaning set forth in Section 4(b)(i) hereof.

“Initial Member” has the meaning set forth in Section 4(b)(i) hereof.

“Initial Public Offering” has the meaning set forth in the third recital to this Agreement.

“IRS Notice” has the meaning set forth in Section 7(f) hereof.

“Liquidation Event” means: (i) the liquidation, dissolution or winding up of the Company; (ii) the consolidation or merger of the Company such that the Members prior to the transaction own, together with their Affiliates, less than fifty percent (50%) of the equity of the surviving entity, (iii) a sale of all or substantially all of the assets of the Company, or (iv) the sale by the Members, in a single transaction or series of related transactions, of all or substantially all of the Company’s outstanding Shares.

“Majority in Interest” means more than fifty percent (50%) of the number of Shares owned by all Members in the aggregate.

“Manager” has the meaning set forth in Section 3(b) hereof.

“Member” and “Members” have the respective meanings set forth in the Preamble to this Agreement.

“Member’s Estimated Tax Liability” has the meaning set forth in Section 6(c) hereof.

“Original Series A Purchase Price” means $5.25.

“Option” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Shares or Convertible Securities.

“Permitted Transfer” means any Transfer of Shares by a Member (i) to any Person which has been approved by the prior written Consent of the Board of Managers (the grant or withholding of which shall be at the sole discretion of the Board of Managers); (ii) to such Member’s spouse, parents (by blood, marriage or adoption), siblings (by blood, marriage or adoption) or lineal descendants (by blood, marriage or adoption); (iii) to a trust, partnership, limited liability company or other entity for the benefit of a Member or such Member’s spouse, parents (by blood, marriage or adoption), siblings (by blood, marriage or adoption) or lineal descendants (by blood, marriage or adoption); (iv) upon a Member’s death, to the executors, administrators, testamentary trustees, legatees or beneficiaries of such Member; (v) to an Affiliate; (vi) in accordance with Section 13 of this Agreement; or (vii) if such Member is an entity, then (a) to the beneficial owners of such entity or (b) to the family members or other entities referenced in subsections (ii) and (iii) above as if the majority beneficial owner were a Member.

“Person” means any natural person or any general partnership, limited partnership, limited liability partnership, limited liability limited partnership, corporation, joint venture, trust, business trust, cooperative, association, limited liability company or other entity, including the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

“Register of Members” means the Company’s Register of Members, which includes all Members’ names and addresses and the number of Shares held by the Members.

“Safe Harbor Valuation Election” has the meaning set forth in Section 7(f) hereof.

“Series A Conversion Price” shall initially be equal to $5.25, subject to adjustment pursuant to Section 15.

“Series A Original Issue Date” means the date on which the first Series A Preferred Share was issued.

“Series A Original Issue Price” means $5.25.

“Series A Preferred Shares” means all units of limited liability company interest in the Company issued on or after the Effective Date that are designated as “Series A Preferred Shares.”

“Shares” means, collectively, the Common Shares and the Series A Preferred Shares.

“Split Effective Date” has the meaning set forth in Section 4(b)(iv) hereof.

“Tax Distribution” has the meaning set forth in Section 6(c) hereof.

“Tax Distribution Rate” has the meaning set forth in Section 6(c) hereof.

“Transfer” (and corresponding grammatical variations thereof) means, when used as a noun, any disposition of all or any portion of a Share, for value or otherwise, including, without limitation, any sale, gift, bequest, assignment, pledge or encumbrance, and whether effected by contract, by operation of law or otherwise. “Transfer” (and corresponding grammatical variations thereof) when used as a verb, shall have a correlative meaning.

“Treasury Regulations” has the meaning set forth in Section 4(c) hereof.

APPENDIX II

SHARE SUBSCRIPTIONS

Share Subscription	Date	Per Share Amount	Aggregate Amount

First	September 2006	$0.1896	$878,682.24
Second	September 2007	$0.8824	$3,500,900.60
Third	July 2009	$1.0000	$3,392,810.00
Fourth	February 2010	$5.2500	$9,041,712.40

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